Exhibit 99.1

[Apogent Logo Appears Here]

CORRECTING AND REPLACING                                             NEWS RELEASE

30 Penhallow Street

Portsmouth, NH 03801

(603) 433-6131

(800) 327-9970

Contact:	Adam Taich
Director of Investor Relations
Phone:	(603) 334-1415

(For Immediate Release)

APOGENT ANNOUNCES EXPIRATION OF TENDER OFFER FOR 8% SENIOR NOTES

PORTSMOUTH, NH (October 16, 2003): Apogent Technologies Inc. announced today the expiration of its previously announced cash tender offer for all of its $325.0 million principal amount of 8% Senior Notes due 2011 (the “Notes”). The tender offer expired on October 15, 2003 at 5:00 p.m., New York City time (the “Expiration Date”). All Notes validly tendered and not properly withdrawn pursuant to the tender offer have been accepted for payment by Apogent.

As of the Expiration Date, Apogent received tenders of a total of $317,955,000 principal amount of Notes, representing approximately 97.8% of the aggregate principal amount of Notes outstanding prior to the tender offer. Of the total amount of Notes tendered, a total of $316,955,000 principal amount of Notes were tendered on or prior to 5:00 p.m., New York City time on September 25, 2003 (the “Consent Date”), and Apogent purchased the Notes tendered on or prior to the Consent Date on September 29, 2003. Apogent currently expects to make payment for Notes validly tendered and not properly withdrawn after the Consent Date promptly after the Expiration Date.

Lehman Brothers acted as the sole dealer manager for the tender offer and sole solicitation agent for the consent solicitation. The information agent for the tender offer and consent solicitation was Georgeson Shareholder Services and the depositary was The Bank of New York.

This news release is neither an offer to purchase nor an offer to sell securities. The tender offer was made solely by the Offer to Purchase and Consent Solicitation Statement dated September 16, 2003 and the related Consent and Letter of Transmittal.

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